EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ResMed Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-08013, 333-88231, 333-115048, 333-140350, 333-140351, 333-156065, 333-164527, 333-167183, 333-181317, 333-186386, 333-194225, 333-224537, 333-245697 and 333-256388) on Form S-8 of our reports dated August 16, 2021, with respect to the consolidated financial statements and financial statement schedule II of ResMed Inc., and the effectiveness of internal control over financial reporting.

Our report on the consolidated financial statements refers to a change in method of accounting for leases due to the adoption of the FASB’s Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

San Diego, California

August 16, 2021